EXHIBIT 21
The Interpublic Group of Companies, Inc.
Our principal subsidiaries as of December 31, 2019 are listed below. All other subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary under Rule 1-02(w) of Regulation S-X.

Company Name	State (U.S.)
Acxiom LLC	Delaware
Business Science Research Corporation	Delaware
Campbell-Ewald Company	Delaware
Carmichael Lynch, Inc.	Minnesota
Chase Design Holdings, LLC	Delaware
CMGRP Entertainment, Inc.	California
Craft Translation, LLC	New York
DeVries Public Relations, Ltd.	New York
Genuine Interactive, LLC	Massachusetts
Gillespie, LLC	Delaware
Hello Elephant, LLC	Delaware
HG Group, LLC	Delaware
Huge, LLC	New York
Independent Advertising, Inc.	Delaware
IPG Asia & Oceania LLC	Delaware
Lowe & Partners Worldwide Inc.	Delaware
Lowe Group Holdings, Inc.	New York
McCann-Erickson Marketing, Inc.	New York
McCann-Erickson USA, Inc.	Delaware
McCann-Erickson Worldwide, Inc.	Delaware
McCannFC, Inc.	Georgia
Mediabrands Worldwide, Inc.	California
Momentum Events LLC	Delaware
Octagon, Inc.	District of Columbia
Optaros, Inc.	Delaware
Reprise Media, Inc.	Delaware
True North Communications Inc.	Delaware
Universal McCann Worldwide, Inc.	Delaware

Company Name	Country
Interpublic Group Deutschland GmbH	Germany
Interpublic Group of Companies de Espana, S.L.	Spain
Interpublic Limited	United Kingdom
IPG Advertising Israel Holdings Ltd	Israel
Kinesso Corp.	Canada
Orion Trading Canada Inc.	Canada
The Interpublic Group of Companies Canada, Inc.	Canada